Exhibit 4.2

CERTIFICATE OF ELIMINATION OF THE

SERIES A JUNIOR PARTICIPATING CUMULATIVE PREFERRED STOCK OF

MAC-GRAY CORPORATION

Pursuant to Section 151(g)

of the General Corporation Law

of the State of Delaware

Mac-Gray Corporation, a Delaware corporation (the “Corporation”), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, hereby certifies as follows:

1.  That, pursuant to Section 151 of the General Corporation Law of the State of Delaware and authority granted in the Amended and Restated Certificate of Incorporation of the Corporation, as theretofore amended (the “Certificate of Incorporation”), the Board of Directors of the Corporation, by resolutions duly adopted, authorized the issuance of a series of 12,000 shares of Series A Junior Participating Cumulative Preferred Stock, par value $0.01 per share, of the Corporation (the “Preferred Stock”), and established the voting powers, designations, preferences and relative, participating, optional or other rights, if any, or the qualifications, limitations or restrictions thereof, and, on June 15, 2009, filed an Amended and Restated Certificate of Designations (the “Certificate of Designations”) with respect to such Preferred Stock in the office of the Secretary of State of the State of Delaware (the “Secretary of State”).

2.  That no shares of said Preferred Stock are outstanding and no shares thereof will be issued subject to said Certificate of Designations.

3.  That the Board of Directors of the Corporation has adopted the following resolutions:

RESOLVED:            That the Corporation terminate its Shareholder Rights Agreement (the “Shareholder Rights Agreement”), dated as of June 8, 2009, with American Stock Transfer & Trust Company, LLC, a New York Limited Liability Trust Company, as Rights Agent (the “Rights Agent”).

RESOLVED:            That the Authorized Officers be, and each of them hereby is, authorized in the name and on behalf of the Corporation to execute an amendment and termination of the Shareholder Rights Agreement, on substantially the terms and conditions discussed at this meeting, with such other provisions and modifications as the Authorized Officers executing the same shall approve as being in the interests of the Corporation and its stockholders, such approval to be conclusively evidenced by the execution and delivery of the same to the Rights Agent thereunder.

RESOLVED:            That no shares of the Corporation’s Series A Junior Participating Cumulative Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), have been issued or are outstanding and that no shares of the Series A Preferred

Stock will be issued subject to the certificate of designations previously filed with respect to the Series A Preferred Stock.

RESOLVED:            That the Authorized Officers be and hereby are authorized and directed to file a certificate setting forth this resolution with the Secretary of State of the State of Delaware pursuant to the provisions of Section 151(g) of the DGCL for the purpose of eliminating from the Corporation’s Amended and Restated Certificate of Incorporation all matters set forth in the certificate of designations with respect to the Series A Preferred Stock.

RESOLVED:            That the Authorized Officers be, and each of them hereby is, authorized to take or to cause to be taken any and all actions, to execute, file and deliver any and all agreements, certificates, assignments, instruments or other documents and to do any and all things that, in the judgment of such officer or officers, may be necessary or advisable to effectuate the termination of the Shareholder Rights Agreement.

4.  That, accordingly, all matters set forth in the Certificate of Designations with respect to the Preferred Stock be, and hereby are, eliminated from the Certificate of Incorporation, as heretofore amended, of the Corporation.

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IN WITNESS WHEREOF, Mac-Gray Corporation has caused this Certificate of Elimination to be duly executed this 8th day of April, 2013.

MAC-GRAY CORPORATION

By:	/s/ Stewart Gray MacDonald, Jr.
Name:	Stewart Gray MacDonald, Jr.
Title:	Chief Executive Officer

[Signature Page to Certificate of Elimination]